Exhibit 99.1

Ramaco Resources, Inc. Announces Fourth Quarter Dividend

LEXINGTON, Ky., November 20, 2024 (PRNEWSWIRE) -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, "Ramaco" or the "Company") today announced that its Board of Directors has declared dividends for the fourth quarter of fiscal year 2024 relating to both the Class A and Class B common shares to shareholders of record on December 2, 2024 (the “Record Date”). The dividends will be issued on December 16, 2024 (the “Payment Date”).

Both the Class A and Class B dividends will be paid in shares of Class B common stock and the number of shares to be issued will be based upon the per share closing transaction price of the Class B common stock reported by the Nasdaq Stock Market on the Record Date.

Randall Atkins, Ramaco Resources' Chairman and Chief Executive Officer commented, "With this quarter’s dividend we are offering our shareholders the opportunity to receive normal dividends in the form of shares in our Class B stock. This decision reflects our confidence in the Company’s future growth, but also our commitment to maintaining both high levels of liquidity and financial optionality as we move into 2025.

This will enable us to maintain our already strong liquidity position. It will also provide us with an ability to react to opportunities which we feel may present themselves over the coming months as coal markets experience continued turbulence.

In addition, we have seen an increasing amount of interest in our Class B shares from investors as we have executed on our met coal production growth platform and hope to soon move forward with development of our critical mineral assets. Institutional investors have also remarked to us to improve market liquidity in the Class B common stock. The declaration of a stock dividend in the Class B common stock answers that by an approximate 9% increase the METCB public float, based on the Class A and B share prices as of November 19, with the exact percentage to be determined on the Record Date.

We will reserve the optionality to declare future dividends in stock as future operations or market conditions might dictate.”

The Board approved and declared the quarterly Class A common stock dividend of $0.1375 per share of Class A common stock payable on December 16, 2024, to shareholders of record on December 2, 2024. Given that this payment will occur in the form of Class B shares, Class A holders will receive a number of shares of Class B common stock for each share of Class A common stock determined by dividing $0.1375 by the closing transaction price of the Class B common stock on December 2, 2024.

The Board also approved and declared the quarterly Class B common stock dividend of $0.2364 per share of Class B common stock payable on December 16, 2024, to shareholders of record on December 2, 2024. Given that this payment will occur in the form of Class B shares, Class B holders will receive a number of shares of Class B common stock for each share of Class B common stock determined by dividing $0.2364 by the closing transaction price of the Class B common stock on December 2, 2024.

No fractional shares will be issued in connection with the above-described stock dividends. In lieu of the issuance of fractional shares, the Company will pay in cash on the Payment Date the fair value of the fractions of a share issuable, determined as of the close of Nasdaq on the Record Date and based upon the closing transaction price per share of the Class B common stock reported by Nasdaq on that date.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one development rare earth and coal mine near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major deposit of primary magnetic rare earths and critical minerals was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 60 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources' expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources' control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully ramp up production at our complexes in accordance with the Company's growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal and Maben acquisitions to the Company's shareholders, the anticipated benefits and impacts of the Ramaco Coal and Maben acquisitions, and the Company's ability to successfully develop the Brook Mine, including whether the increase in the Company's exploration target and estimates for such mine are realized. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources' filings with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources' SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

POINT OF CONTACT

INVESTOR RELATIONS: info@ramacometc.com or 859-244-7455